October 20, 2005

Ernst & Young LLP 5 Time Square New York, NY 10036

Ladies and Gentlemen:

In connection with Dreyfus Florida Municipal Money Market Fund's (the “Fund”) Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission and in connection with your audit of the financial statements of the Fund as of June 30, 2005 and for the year then ended that are incorporated by reference in the N-1A filing, this letter is to advise you that since the date of our last response (August 9, 2005), except with respect to the litigation matters properly disclosed in the Fund's prospectus in the above-noted Form N-1A to be filed with the SEC, in-house counsel of The Dreyfus Corporation has not given substantive attention to or represented the Fund in connection with any material gain or loss contingency. Further, to the best of our knowledge and belief, there are no unasserted possible claims which are probable of assertion and which must therefore be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

Very truly yours, /s/Michael Rosenberg Michael Rosenberg Associate General Counsel